Exhibit 99.1

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FS Investment Corporation Takes Preliminary Steps Toward Future Capital Raising

No definitive plans for a transaction

PHILADELPHIA, PA, May 12, 2014 – FS Investment Corporation (NYSE: FSIC) announced today that it has filed a universal shelf registration statement to take advantage of favorable market conditions to raise capital opportunistically in the future. FSIC has no definitive plans to issue securities in a capital raising transaction at this time.

FSIC filed a Form N-2 with the Securities and Exchange Commission (“SEC”), which, if declared effective by the SEC, would allow the company to raise up to $1,000,000,000 through the sale of various securities including common stock, preferred stock, warrants, debt securities or subscription rights in one or more future offerings. Specific terms and prices of a future offering would be determined at the time of any offering and included in a prospectus supplement filed with the SEC relating to that offering.

Other Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of securities covered by the Registration Statement may be made solely by means of the prospectus included in the Registration Statement and a related prospectus supplement containing specific information about the terms of any such offering.

About FS Investment Corporation

FSIC is a business development company sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC primarily originates and invests in senior secured loans and other securities of private U.S. companies, with the investment objective of generating current income and, to a lesser extent, long-term capital appreciation. FSIC is managed by FB Income Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $66 billion in assets under management as of March 31, 2013, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages five funds with over $10.3 billion in assets as of December 31, 2013.

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